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                                                                    EXHIBIT 10.2

October 14, 2005

Lori Liddle
6516 156th Ave. SE
Bellevue, WA  98006

Dear Lori:

This letter memorializes the parties' agreement, reached on September 30, 2005, which is set forth below. Although Celebrate Express, Inc. ("Company") has no obligation to provide you with any kind of severance package, the Company has agreed to assist you with your transition to new employment. This letter sets forth the terms of the Separation Agreement (the "Agreement") that the parties have reached.

      1. SEPARATION. Your last day of work with the Company and your employment termination date was July 22, 2005 (the "Separation Date"). You agree to resign from any corporate officer position(s) you currently hold.

      2. ACCRUED SALARY, PAID TIME OFF. The Company has paid you all accrued salary, all accrued and unused vacation earned through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to these payments regardless of whether or not you sign this Agreement.

      3. VESTED STOCK OPTIONS. You were granted on July 1, 2003 an Incentive Stock Option under the Company's 2004 Equity Incentive Plan (the "Plan") to purchase up to 185,431 shares of the Company's Common Stock (the "Option"). As of the Separation Date 104,305 shares of the Option were vested and are exercisable (the "Vested Shares"). Pursuant to the terms of the Option you are entitled to exercise the Vested Shares within three (3) months after the separation date.

      4. SEVERANCE. In consideration for the promises set forth in this Agreement, including but not limited to those described in paragraphs 9-11, and 15-16, and 18-19 below, and although the Company has no policy or procedure for providing severance benefits, the Company will pay you Seven Hundred Thousand Dollars ($700,000.00), subject to standard payroll deductions and withholdings. This amount will be paid by wire into the trust account of Ryan Swanson & Cleveland, upon execution of this Agreement. The funds shall be released to you on the 8th day after execution of the Agreement, if no revocation occurs. In addition, on the 8th day after execution of the Agreement, if no revocation occurs, the Company agrees to pay your legal fees incurred from the Separation Date to the date of execution of this Agreement in the amount of $10,472.85. In the event of the failure of the Company to make such payments when due you shall have the right to either declare this Agreement null and void or sue for specific performance. You agree to cause your attorneys to provide a summary of the time expended with all descriptions of the work performed deleted.

      5. PROSPECTIVE EMPLOYMENT INQUIRIES. You acknowledge and agree that you will direct all prospective employment inquiries to Kate Terhaar, Director of Administration & Human Resources, 425-250-1008. The Company will respond to prospective employment inquiries by only providing your date of hire, your rate of pay, and the position(s) that you held.

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Lori Liddle
Page 2

      6. OTHER COMPENSATION OR BENEFITS. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance or benefits after the Separation Date.

      7. EXPENSE REIMBURSEMENTS. You represent and warrant that you have submitted all documented business expenses you incurred through the Separation Date, and that the Company has reimbursed you for these expenses pursuant to its regular business practice.

      8. RETURN OF COMPANY PROPERTY. You further represent and warrant that you have returned to the Company all Company documents (and all copies thereof) and other Company property that you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property, credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof).

      9. PROPRIETARY INFORMATION OBLIGATIONS. Both during and after your employment you acknowledge your continuing obligations under your Employee Proprietary Information Agreement not to use or disclose any confidential or proprietary information of the Company without prior written authorization from a duly authorized representative of the Company. A copy of your Employee Proprietary Information Agreement is attached hereto as Exhibit A.

      10. COVENANT NOT TO COMPETE. You agree that for thirteen (13) months after the Separation Date you will not directly or indirectly, whether as employee, officer, director, independent contractor, consultant, financing source, agent, stockholder, partner, member or otherwise, engage or assist others to solicit, assist, advise, or induce any individual or entity to end their relationship with Company, except employees whom you, Dina Alhadeff or Amy Grealish brought over from your or their, as the case may be, former employment. Nor will you engage in or have any interest in or enter into any relationship with any company, business, or business activity which is a competitor or is in competition with the products and services, manufactured or sold by the Company in any geographic area in which the Company markets or has marketed its products or services. A "competitor" means any company or business that is in the Children's Birthday Party market. This will not preclude you from renting mailing lists except for use in the children's birthday party market.

      11. NON-DISPARAGEMENT. Both you and the Company agree not to disparage or make any statements, reports or claims concerning the other party, and the other party's officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that both you and the Company will respond accurately and fully to any question, inquiry or request for information when required by legal process, and will cooperate fully with any federal or state law enforcement agencies.

      12. INJUNCTIVE RELIEF. You acknowledge that a breach of paragraphs 9, or 10 will cause irreparable injury and damage to the Company. In the event of such breach, the Company shall be entitled to a preliminary restraining order and injunctive relief, without the necessity of posting a bond, in addition to all other rights and remedies the Company may have at law or in equity.

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Lori Liddle
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      13. LIQUIDATED DAMAGES. You further acknowledge that the harm caused to the Company by a breach of paragraphs 9, or 10 may be difficult or impossible to enumerate, you agree to pay Company $5,000.00 in liquidated damages, per violation. This in no way shall limit the amount of damages the Company can recover in the event of a breach.

      14. CONTACT WITH COMPANY. Your point of contact for any post termination discussions regarding your duties under this agreement or any other Celebrate Express, Inc. matter shall only be through Kate Terhaar, Director of Administration and Human Resources.

      15. PENDING LITIGATION. You have commenced a lawsuit entitled Lori Liddle, Dina Alhadeff and Amy Grealish vs. Celebrate Express, Inc., a Washington Corporation, and Michael K. Jewell and Jan Jewell, husband and wife and the marital community composed thereof, in the Superior Court of Washington for King County ("Litigation"). You agree never to file this Litigation and if previously filed, to dismiss the Litigation with prejudice simultaneous with your execution of this Agreement.

      16. RELEASE OF ALL CLAIMS. The parties to this Agreement hereby mutually release each other and the Additional Released Parties from all Released Claims.

            (1) "Released Claims" means any and all claims, demands, causes of action, rights, liabilities, contract obligations, damages, attorneys' fees, costs, torts, suits, debts, sums of money, accountings, bills, covenants, controversies, agreements, promises, trespasses, extents and executions whatsoever, at law or in equity or otherwise, whether direct or indirect, known or unknown, which the releasing parties now own or hold, or have at any time heretofore owned or held, or may in the future own or hold, against the persons and entities he, she or it is releasing, or any of them, in any capacity, which are or may be based upon any facts, acts, omissions, conduct, representations, contracts, agreements, claims, events, causes or matters of any kind occurring or existing at any time on or before the date of execution of this Agreement, including, but not limited to claims or demands related to salary, wages, bonuses, commissions, claims pursuant to any federal, state or local law, severance pay, or any other form of compensation, claims or demands under the federal Civil Rights Act of 1964, as amended; the federal Americans with Disabilities Act of 1990; the federal Age Discrimination in Employment Act of 1967, as amended ("ADEA"); the Older Worker's Benefit Protection Act of 1990; the Employee Retirement Income Security Act; the Fair Labor Standard Act; the Washington Law Against Discrimination in Employment, as amended; tort law, contract law, wrongful discharge, discrimination, retaliation, harassment, fraud, defamation, emotional distress, breach of the implied covenant of good faith and fair dealing, and any other claims and counterclaims which were or could have been asserted in the Litigation.

            (2) Notwithstanding the foregoing, these releases shall not extend to any claims for breach of this Agreement.

            (3) These releases extend to and inure to the benefit of the parties hereto and the following Additional Released Parties: all of the parties' past and present shareholders, officers, directors, agents, employees, representatives, partners, attorneys, parent companies, subsidiaries, affiliates, predecessors, successors, transferees, heirs, assigns and related entities thereof, and all past and
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Lori Liddle
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present shareholders, officers, directors, agents, employees, representatives and attorneys of any of said entities.

      17. INDEMNITY. As a former officer of the Company, you are entitled to indemnification by the Company pursuant to Article V of the Company's Amended and Restated Articles of Incorporation and Article 10 of the Company's Amended and Restated Bylaws, excerpts of which are attached as Exhibit B and C. Nothing in the Release shall be construed to impair, limit or restrict your rights as a former officer of the Company to such indemnification, which for the purposes of this Agreement shall be those indemnification rights as exist on the date hereof.

      18. NO OTHER CHARGES/COMPLAINTS. By signing this Agreement, you represent that you do not currently have any charges pending relating to the Company before any administrative body including the Office of Safety and Health Administration ("OSHA"), the Equal Employment Opportunity Commission ("EEOC"), or any equivalent state or local agency, and you agree to withdraw any claim or charge previously filed that is pending, in writing, within three days of signing this Agreement. Further, you agree to waive any recovery for damages recovered by any governmental entity, including OSHA and the EEOC, for any complaint or charge that was filed or that may be brought on your behalf.

      19. NO REHIRE. You will not seek or accept employment with the Company in the future, and should you attempt such re-employment, the Company may reject your application or terminate your employment without recourse.

      20. ADEA WAIVER. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, as amended. You also acknowledge that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing, as required by the ADEA, that: (a) your waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement; (b) you have been advised hereby that you have the right to consult with an attorney prior to executing this Agreement; (c) you have twenty-one (21) days to consider this Agreement (although you may choose to voluntarily execute this Agreement earlier); (d) you have seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after this Agreement is executed by you.

      21. WAIVER. In granting the release herein, you understand that this Agreement includes a release of all claims known or unknown. In giving this release, which includes claims which may be unknown to you at present, you hereby expressly waive and relinquish all rights and benefits under any law of any jurisdiction with respect to your release of any unknown or unsuspected claims you may have against the Company.

      22. MISCELLANEOUS. This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or

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Lori Liddle
Page 5

representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the state of Washington as applied to contracts made and to be performed entirely within Washington. Each party represents that it has not assigned any claims that it may have or had against any other party.

      23. ATTORNEYS' FEES. The prevailing party in any action or proceedings between the parties to this Agreement shall be entitled to all costs, expenses and reasonable attorneys' fees (including any fees on appeal).

      24. KNOWING AND VOLUNTARY. This is a release. By signing it, you agree to all the terms set forth above. You also acknowledge that your decision to enter into the agreement is knowing and voluntary.

CELEBRATE EXPRESS, INC.

By: /s/ Darin White                                   10/17/05
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    Darin White, Vice President of Finance      Date

/s/ Lori Liddle                                       10/17/05
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Lori Liddle                                     Date

Attachment:

Exhibit A - Employee Proprietary Information Agreement

Exhibit B - Article V of the Company's Amended and Restated Articles of Incorporation

Exhibit C - Article 10 of the Company's Amended and Restated Bylaws